Exhibit 99.1

Supernus Announces Third Quarter 2017 Financial Results

•                  Third quarter net product sales were $78.1 million, a 40% increase over 2016.

•                  Third quarter operating income was $22.3 million, a 13% increase over 2016.

•                  Initiated Phase III clinical trials for SPN-812.

•                  Initiated Oxtellar XR investigator-sponsored trial in bipolar disorder.

•                  Increased full year 2017 net product sales guidance range to $290 million to $295 million, from $280 million to $290 million, and operating income guidance range to $85 million to $90 million, from $82 million to $87 million.

ROCKVILLE, Md., Nov. 06, 2017 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for third quarter 2017 and associated company developments.

Commercial Update

Third quarter 2017 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 180,853, a 39.0% increase over the third quarter of 2016.

	Prescriptions
	Q3 2017	Q3 2016	Change %
Trokendi XR	145,738	98,215	48.4%
Oxtellar XR	35,115	31,897	10.1%
Total	180,853	130,112	39.0%

Source:  IMS

Net product sales for the third quarter of 2017 were $78.1 million, a 40.5% increase over $55.6 million in the same period the prior year.

	Net Product Sales ($mil.)
	Q3 2017	Q3 2016	Change %
Trokendi XR	$59.4	$41.7	42.4%
Oxtellar XR	$18.7	$13.9	34.5%
Total	$78.1	$55.6	40.5%

In the third quarter of 2017, the Company completed its salesforce expansion with the addition of approximately 40 sales representatives to provide additional support for both Trokendi XR and Oxtellar XR.

“We are pleased with the continued strong product sales momentum in the third quarter and the successful expansion of our field sales team,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “Trokendi XR continues to gain physician acceptance for the prophylaxis of migraine headache in adults and adolescents, reflecting the unique benefits that Trokendi XR brings to patients.”

Progress of Product Pipeline

The Company initiated SPN-812 Phase III clinical testing in pediatric and adolescent patients with ADHD. The Phase III program consists of four three-arm, placebo-controlled trials: two pediatric trials, with doses ranging from 100 mg to 400 mg, and two adolescent trials, with doses ranging from 200 mg to 600 mg.

Enrollment continues in both Phase III trials for SPN-810, currently in development for Impulsive Aggression in pediatric patients who have ADHD. Since the September 2017 interim analysis, patient randomization has been to either the 36 mg dose or placebo. Enrollment is expected to continue through mid-2018.

The Oxtellar XR investigator-sponsored trial in bipolar disorder is underway. The Company expects that approximately 90 patients will be enrolled among three study sites. This randomized, open label trial will treat bipolar disorder patients with either Oxtellar XR or oxcarbazepine-IR added to existing therapy.

“The start of our Phase III program for SPN-812 is an important milestone as it represents the advancement of a second late-stage program for Supernus addressing another billion-dollar market opportunity,” said Jack Khattar. “In addition, we are focused on advancing SPN-810 through Phase III clinical development and progressing Oxtellar XR as a potential therapy for bipolar disorder.”

Operating Expenses

Research and development expenses in the third quarter of 2017 were $13.0 million, as compared to $7.9 million in the same quarter last year. This increase is primarily due to expenses incurred in conjunction with the Phase III clinical trials for SPN-812 and increased expenses associated with ongoing patient recruitment for the Phase III trials for SPN-810.

Selling, general and administrative expenses in the third quarter of 2017 were $40.8 million, as compared to $25.7 million in the same quarter last year. The increase of approximately $15.2 million is primarily due to the expansion of the salesforce announced in August 2017, the development and production of promotional materials and marketing programs associated with the launch of the migraine indication for Trokendi XR, and an increase in share-based compensation expense.

Operating Income and Earnings Per Share

Operating income in the third quarter of 2017 was $22.3 million, a 12.6% increase over $19.8 million in the same period the prior year. This improvement in operating income is primarily due to increased net product sales, partially offset by an increase in research and development expenses of $5.1 million and increased selling, general and administrative expenses of $15.2 million.

Net income in the third quarter of 2017 was $16.0 million compared to $61.8 million in the same period last year. This year over year decrease is primarily due to the release of the valuation allowance against deferred tax assets in 2016, which resulted in an income tax benefit of $42.7 million in the third quarter of 2016.

Diluted earnings per share for the third quarter of 2017 were $0.29 compared to $1.18 in the same period last year. Diluted earnings per share in the third quarter of 2016 were favorably impacted by the aforementioned release of the valuation allowance in 2016.

Weighted-average diluted common shares outstanding were approximately 53.6 million in the third quarter of 2017, as compared to approximately 52.0 million in the same period the prior year.

As of September 30, 2017, the Company had $237.7 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $165.5 million at December 31, 2016.

Financial Guidance

For full year 2017, the Company is raising its expectations for both net product sales and operating income, and reiterating its expectation for research and development expense as set forth below:

•                  Net product sales in the range of $290 million to $295 million, compared to the previously expected range of $280 million to $290 million.

•                  Research and development expense of approximately $55 million.

•                  Operating income in the range of $85 million to $90 million, compared to the previously expected range of $82 million to $87 million.

The Company expects selling, general, and administrative expenditures of approximately $40 million in the fourth quarter of 2017

The Company expects research and development expenses to exceed $20 million in the fourth quarter of 2017. Looking forward to 2018, the Company expects research and development spending to remain at or near this quarterly spend rate, as patient recruitment in the two Phase III trials for SPN-810, the four Phase III trials for SPN-812, the open-label extension trials for both SPN-810 and SPN-812, and the investigator initiated trial for Oxtellar XR moves forward. The Company continues to expect quarter to quarter variability in spending, reflecting the uncertainty regarding the rate of patient recruitment.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 AM. ET, on Tuesday, November 7, 2017. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	2899017
Conference Call Name:	Supernus Pharmaceuticals Third Quarter 2017 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,924	$66,398
Marketable securities	32,626	23,723
Accounts receivable, net	56,166	41,527
Inventories, net	14,947	16,801
Prepaid expenses and other current assets	5,667	2,955
Total current assets	191,330	151,404
Long term marketable securities	123,123	75,410
Property and equipment, net	4,688	4,344
Intangible assets, net	37,162	36,350
Other non-current assets	368	331
Deferred income taxes	28,807	41,729

Total assets	$385,478	$309,568

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,262	$8,055
Accrued sales deductions	59,772	41,943
Accrued expenses	26,892	27,427
Income taxes payable	6,489	7
Non-recourse liability related to sale of future royalties, current portion	5,254	3,101
Deferred licensing revenue	287	209
Total current liabilities	104,956	80,742
Deferred licensing revenue, net of current portion	1,221	1,501
Convertible notes, net	—	4,165
Non-recourse liability related to sale of future royalties, long term	22,702	27,289
Other non-current liabilities	4,936	4,002
Derivative liabilities	—	114
Total liabilities	133,815	117,813

Stockholders’ equity:
Common stock, $0.001 par value, 130,000,000 shares authorized at September 30, 2017 and December 31, 2016; 51,262,007 and 49,971,267 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	51	50
Additional paid-in capital	291,841	276,127
Accumulated other comprehensive income (loss), net of tax	252	(134)
Accumulated deficit	(40,481)	(84,288)
Total stockholders’ equity	251,663	191,755

Total liabilities and stockholders’ equity	$385,478	$309,568

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue
Net product sales	$78,066	$55,618	$207,763	$148,978
Royalty revenue	2,010	1,140	4,338	3,464
Licensing revenue	322	52	1,702	187

Total revenue	80,398	56,810	213,803	152,629

Costs and expenses
Cost of product sales	4,251	3,428	11,060	8,214
Research and development	12,980	7,868	33,405	29,539
Selling, general and administrative	40,825	25,675	104,141	76,956

Total costs and expenses	58,056	36,971	148,606	114,709

Operating income	22,342	19,839	65,197	37,920
Other income (expense)
Interest income	814	378	2,002	1,071
Interest expense	—	(202)	(148)	(577)
Interest expense-nonrecourse liability related to sale of future royalties	(155)	(1,004)	(1,274)	(3,564)
Changes in fair value of derivative liabilities	—	125	76	349
Loss on extinguishment of debt	(91)	—	(295)	(382)

Total other income (expense)	568	(703)	361	(3,103)

Earnings before income taxes	22,910	19,136	65,558	34,817

Income tax expense (benefit)	6,949	(42,690)	21,932	(42,085)

Net income	$15,961	$61,826	$43,626	$76,902

Earnings per share:
Basic	$0.31	$1.25	$0.86	$1.56
Diluted	$0.29	$1.18	$0.82	$1.48

Weighted-average number of common shares outstanding:
Basic	51,046,375	49,516,595	50,583,726	49,395,284
Diluted	53,628,389	51,974,435	53,227,433	51,615,334

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com